                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.



Robert R. Fortune
Chairman and President                                            August 4, 1999


Dear Shareholder:

     Our Fund earned $0.64 per share from net investment income in the first six months of 1999. Earnings in the same period of 1998 were $0.65 per share.

     Monthly dividends, each of $0.11 per share, were paid from January to July 1999. The January 1999 dividend was earned and was taxable in 1998.

     Interesting comments on the performance of our Fund compared to its peer group and benchmark are contained in the accompanying Investment Adviser's Report.

     Your comments or questions about Independence Square Income Securities, Inc. are welcomed.

                                                  Yours sincerely,

                                                  /s/ Robert R. Fortune

                                                  Robert R. Fortune

                          INVESTMENT ADVISER'S REPORT
     The Fund significantly outperformed both its peer group and benchmark during the six months ended June 30, 1999, returning 1.44% above the Lipper Investment Grade Fund peer group average and 1.92% more than the Lehman Corporate Bond Index. The Fund's non-investment grade holdings aided performance, as those securities greatly outperformed their investment grade counterparts during the first half of 1999. Historical investment returns are shown in the table below:

                                                             TOTAL RETURNS AS OF JUNE 30, 1999:
                                                                                          Annualized
                                                                                     ---------------------
                                                  Quarter        Ytd       1 Year     2 Years      5 Years
                                                  -------      ------      ------     -------      -------
Independence Square Income Securities*.........   -0.50%       -0.34%       2.32%      7.15%        8.46%
Lehman Corporate Index.........................   -1.56%       -2.26%       1.89%      6.53%        8.36%
Lipper Investment Grade Funds Avg..............   -1.31%       -1.78%       0.47%      6.01%        8.15%
  ISIS Rank....................................    4/16         2/16        2/16       3/16         6/16
  ISIS Percentile..............................      24           12          12         18           36

---------------
Source:  Lipper Analytical Services, Inc.
* The cumulative total returns are based on the net asset values on the first and last day of the periods presented and assume (i) no payment of any sales load or commissions and (ii) reinvestment of dividends and distributions at the net asset value next determined after each ex-dividend date in the period.

     The past six months have witnessed continued rapid expansion of the U.S. economy, with gross domestic product growth exceeding the historical non-inflationary level of 2%. In spite of strong domestic economic growth, inflationary forces continue to remain contained; still, the Federal Reserve chose to raise its target for the federal funds rate from 4.75% to 5.00% at its June meeting. The Fed cited an easing of financial strain, tight labor markets and a firming of foreign economies in the release accompanying the move. The Fed dropped its tightening bias to a neutral bias, which should reduce the likelihood of another hike at the August 24th meeting. However, an additional 25-50 basis points of tightening by year end is possible, as the combination of a very strong domestic economy and an improving situation in Europe and Japan may allow for tighter monetary policy.

     Interest rates increased significantly across the yield curve as indicated in the table below:

                                                12/31/98     6/30/99     Change
                                                --------     -------     ------

2-year Treasury Note..........................   4.53%        5.52%       0.99%
5-year Treasury Note..........................   4.54%        5.65%       1.11%
10-year Treasury Note.........................   4.65%        5.79%       1.14%
30-year Treasury Bond.........................   5.09%        5.97%       0.88%

     In tandem with the Fed's recent rate tightening, BlackRock has taken a defensive interest rate stance. With the Treasury curve currently pricing in the possibility of another Fed tightening by year-end, we believe that interest rates will trade in a relatively narrow range until the economy shows signs of slowing.


July 28, 1999                    BlackRock Institutional Management Corporation

                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.
                            SCHEDULE OF INVESTMENTS
                                 June 30, 1999
                                  (Unaudited)

   Principal
    Amount                                                                                  Cost           Value
--------------                                                                         ------------    -----------
                  U.S. TREASURY NOTES 2.5%
$      410,000    U.S. Treasury Note, 6.125%, 8/15/2007............................    $    434,760    $   414,277
       400,000    U.S. Treasury Note, 4.75%, 11/15/2008............................         385,375        366,965
                                                                                       ------------    -----------
                  TOTAL U.S. TREASURY NOTES........................................         820,135        781,242
                                                                                       ------------    -----------
                  U.S. AGENCY OBLIGATIONS 8.7%
       900,000    Federal National Mortgage Association, 7.50%, 8/01/2006..........         929,638        916,236
     1,800,000    Student Loan Marketing Association, 4.60%, 7/01/1999.............       1,800,000      1,800,000
                                                                                       ------------    -----------
                  TOTAL U.S. AGENCY OBLIGATIONS....................................       2,729,638      2,716,236
                                                                                       ------------    -----------
                  BONDS AND OTHER DEBT OBLIGATIONS 88.8%
     1,000,000    Ahmanson (H.F.) & Company, 9.875%, 11/15/1999....................         995,465      1,013,966
       500,000    BankAmerica, 9.50%, 4/01/2001....................................         497,265        526,980
       550,000    Calpine Corp., 9.250%, 2/01/2004.................................         555,500        556,875
     1,000,000    Citicorp Capital Sub Notes, 9.75%, 8/01/1999.....................         983,110      1,003,551
     1,000,000    Cleveland Electric Illuminating, 9.00%, 7/01/2023................       1,061,810      1,037,537
     1,000,000    Comerica Bank, 8.375%, 7/15/2024.................................         983,750      1,059,715
       500,000    Commonwealth Edison Company, 8.625%, 2/01/2022...................         537,500        501,780
     1,000,000    Delta Airlines, Inc., 9.25%, 3/15/2022...........................       1,141,490      1,132,351
       500,000    Federal Express, 9.625%, 10/15/2019..............................         551,345        520,000
       500,000    First Chicago NBD Corp., 8.875%, 3/15/2002.......................         503,660        529,228
     1,000,000    First Interstate Bancorp., 9.00%, 11/15/2004.....................       1,000,000      1,098,152
       500,000    First Union Corp., 8.00%, 8/15/2009..............................         498,965        526,178
     1,000,000    Ford Motor Credit Co., 9.14%, 12/30/2014.........................         997,660      1,092,324
       500,000    Great Western Financial Senior Notes, 8.60%, 2/01/2002...........         494,710        523,505
       300,000    GTE California, Inc., 8.07%, 4/15/2024...........................         322,233        307,536
     1,000,000    Gulf States Utilities 8.70%, 4/01/2024...........................       1,057,420      1,037,300
       500,000    Harris Bancorp, 9.375%, 6/01/2001................................         493,285        527,908
       250,000    Horton (D.R.), Inc. Co. Guarantee Notes, 10.00%, 4/15/2006.......         257,500        260,000
       500,000    Hydro-Quebec, 8.40%, 1/15/2022...................................         508,395        559,330
     1,000,000    Hydro-Quebec, 8.875%, 3/01/2026..................................       1,195,260      1,186,778
     1,000,000    Jersey Central Power and Light, 8.45%, 3/24/2025.................       1,026,150      1,068,340
       800,000    New York State Electric & Gas Corp., 9.875%, 5/01/2020...........         793,000        836,000
     1,000,000    News America Holdings, 9.50%, 7/15/2024..........................       1,178,140      1,176,205
     1,000,000    Nextlink Communications, Inc. Sr. Notes, 12.50%, 4/15/2006.......       1,065,000      1,092,500
         5,470   +Participation in Asset Exchange, 7.00%, 12/01/2020...............           5,470          5,470
       500,000    Penney (J.C.) & Company, 8.25%, 8/15/2022........................         497,445        492,437

                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.
                      SCHEDULE OF INVESTMENTS (Continued)
                                 June 30, 1999
                                  (Unaudited)

 Principal
  Amount                                                                           Cost           Value
-----------                                                                     -----------    -----------
 $  200,000   Sinclair Broadcast Group Sr. Sub. Notes, 10.00%, 9/30/2005.....   $   205,250    $   209,000
  1,000,000   TCI Communications, 8.75%, 2/15/2023...........................       957,060      1,053,942
  1,000,000   Texas Utilities Co., 8.875%, 2/01/2022.........................     1,029,240      1,055,256
    500,000   Texas Utilities Co., 8.75%, 11/01/2023.........................       546,545        527,220
  1,000,000   Time Warner Entertainment, Inc., 8.375%, 7/15/2033.............       990,210      1,087,741
    500,000   Time Warner, Inc. Debentures, 9.150%, 2/01/2023................       527,845        587,014
  1,000,000   U.S. West, 8.875%, 6/01/2031...................................     1,060,720      1,102,811
    450,000   United Air Lines, 9.210%, 1/21/2017............................       522,328        490,500
  1,000,000   Veritas DGC, Inc., 9.75%, 10/15/2003...........................     1,023,750      1,030,000
  1,000,000   Virginia Electric & Power Corp. Series B, 8.625%, 10/01/2024...     1,014,120      1,020,351
                                                                                -----------    -----------
              TOTAL BONDS AND OTHER DEBT OBLIGATIONS.........................    27,078,596     27,835,781
                                                                                -----------    -----------
              TOTAL INVESTMENTS 100.0%.......................................   $30,628,369*   $31,333,259
                                                                                ===========    ===========

_______________
+  Non-income producing.
* Aggregate cost for federal income tax purposes at June 30, 1999 was $30,628,369. The aggregate gross unrealized appreciation (depreciation) for all securities is as follows: excess of value over tax cost $959,055; excess of tax cost over value $(254,165).

                      STATEMENT OF ASSETS AND LIABILITIES
                                 JUNE 30, 1999
                                  (Unaudited)

ASSETS
  Investments, at value (cost -- $30,628,369)................................   $31,333,259
  Cash.......................................................................        12,894
  Accrued interest receivable................................................       721,762
                                                                                -----------
                                                                                 32,067,915
                                                                                -----------
LIABILITIES
  Accrued expenses...........................................................        22,809
                                                                                -----------
NET ASSETS applicable to 1,822,752 capital shares outstanding, $0.10 par
value (Authorized 10,000,000 shares).........................................   $32,045,106
                                                                                ===========
NET ASSET VALUE PER SHARE ($32,045,106 (divided by) 1,822,752 shares)........   $     17.58
                                                                                ===========

                See accompanying notes to financial statements.

                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.
                            STATEMENT OF OPERATIONS
                        Six Months Ended June 30, 1999
                                  (Unaudited)


INVESTMENT INCOME

Interest.............................................  $ 1,302,404
                                                       -----------
Expenses
  Fees
    Investment adviser...............................       58,858
    Directors and officers...........................       16,206
    Custodian........................................       10,209
    Transfer agent...................................       10,025
    Legal and audit..................................       24,506
  Taxes(other than income)...........................        1,249
  Printing...........................................        5,060
  Insurance..........................................          690
  Miscellaneous......................................        3,993
                                                       -----------
          Total expenses.............................      130,796
                                                       -----------
Net investment income................................  $ 1,171,608
                                                       ===========

REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS
Net realized gain on investment
  securities.........................................  $    29,115
                                                       -----------
Unrealized appreciation of investments:
  Beginning of period................................    2,018,276
  End of period......................................      704,890
                                                       -----------
  Decrease in unrealized appreciation................   (1,313,386)
                                                       -----------
Net realized and unrealized loss
  on investments.....................................   (1,284,271)

NET DECREASE IN NET ASSETS RESULTING
  FROM OPERATIONS....................................  $  (112,663)
                                                       ===========


                      STATEMENT OF CHANGES IN NET ASSETS

                                                                                      Six Months
                                                                                        Ended
                                                                                       June 30,           Year Ended
                                                                                         1999            December 31,
                                                                                      (Unaudited)            1998
                                                                                     -------------       ------------
INCREASE IN NET ASSETS:
  Operations:
    Net investment income                                                             $ 1,171,608         $ 2,381,701
    Net realized gain from security transactions                                           29,115             167,192
    Decrease in unrealized appreciation of investments                                 (1,313,386)           (165,310)
                                                                                      -----------         -----------
      Net increase(decrease) in net assets resulting from operations                     (112,663)          2,383,583
  Dividends to shareholders:
    From net investment income ($.55 in 1999 and $1.32 in 1998)                        (1,002,514)         (2,403,446)
    From net realized gains ($.09 in 1998)                                                      0            (167,146)
    Net asset value of shares issued in reinvestment of
      dividends (2,241 shares in 1998)                                                          0              40,841
                                                                                      -----------         -----------
      Total increase(decrease) in net assets                                           (1,115,177)           (146,168)
NET ASSETS
  Beginning of period                                                                  33,160,283          33,306,451
                                                                                      -----------         -----------
  End of period (including undistributed net investment
    income of $208,115 in 1999 and $39,021 in 1998)                                   $32,045,106         $33,160,283
                                                                                      ===========         ===========

                See accompanying notes to financial statements.

                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.
                             FINANCIAL HIGHLIGHTS
         (For a Share of the Fund Outstanding Throughout Each Period)

                                                      Six Months
                                                         Ended                   Year Ended December 31
                                                        June 30,      ------------------------------------------------
                                                          1999         1998      1997       1996      1995      1994
                                                      -----------      ----      ----       ----      ----      ----
                                                      (Unaudited)
Per Share Operating Performance
Net Asset Value, Beginning of Period................  $   18.19       $ 18.30   $ 17.85    $ 18.77   $ 16.58   $ 18.57
                                                      ---------       -------   -------    -------   -------   -------
  Net Investment Income.............................       0.64          1.30      1.36       1.40      1.38      1.38
  Net Gains (Losses) on Securities
    (realized and unrealized).......................      (0.70)           --      0.56      (0.94)     2.19     (1.99)
                                                      ---------       -------   -------    -------   -------   -------
      Total From Investment Operations..............      (0.06)         1.30      1.92       0.46      3.57     (0.61)
                                                      ---------       -------   -------    -------   -------   -------
Less Distributions
  Dividends (from net investment income)............      (0.55)        (1.32)    (1.38)     (1.38)    (1.38)    (1.38)
  Dividends (from net realized gains)...............         --         (0.09)    (0.09)        --        --        --
                                                      ---------       -------   -------    -------   -------   -------
      Total Distributions...........................      (0.55)        (1.41)    (1.47)     (1.38)    (1.38)    (1.38)
                                                      ---------       -------   -------    -------   -------   -------
Net Asset Value, End of Period .....................  $   17.58       $ 18.19   $ 18.30    $ 17.85   $ 18.77   $ 16.58
                                                      =========       =======   =======    =======   =======   =======
Per Share Market Value, End of Period...............  $   16.75       $17.875   $ 17.75    $ 16.25   $ 17.25   $ 15.25
                                                      =========       =======   =======    =======   =======   =======
Total Investment Return, based on market
  value /1/.........................................      (2.22%)        7.88%    19.22%      3.72%    22.71%    (4.00%)
Ratios/supplemental Data
  Net Assets, End of Period (in 000's)..............  $  32,045       $33,160   $33,306    $32,495   $34,163   $30,179
  Ratio of Expenses to Average Net Assets...........       0.81%/2/      0.76%     0.79%      0.68%     0.76%     0.85%
  Ratio of Net Investment Income to Average
    Net Assets......................................       7.24%/2/      7.11%     7.52%      7.80%     7.64%     7.88%
  Portfolio Turnover Rate...........................          3%           10%       20%        33%       22%       28%

________________
/1/ See Note F.
/2/ Annualized.

                See accompanying notes to financial statements.

                        NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

A. Independence Square Income Securities, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as a diversified closed-end management investment company. Significant accounting policies are as follows: Investments are carried at value in the accompanying financial statements (See Note D). Security transactions are accounted for on the trade date. The cost of investments sold is determined by use of the specific identification method for both financial reporting and income tax purposes. Premiums and discounts on bonds held for investment are not amortized for financial reporting or federal income tax purposes. For federal income tax purposes, discounts on original issue bonds are amortized over the life of the issue. No provision is made for federal taxes as it is the Fund's policy to continue to qualify as a regulated investment company and to make the requisite distribution of taxable income to its shareholders which will relieve it from all or substantially all federal income and excise taxes. Dividends payable are recorded on the ex-dividend and record date. Interest income is recorded on an accrual basis.

   The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

B. Under Agreements among the Fund, PNC Bank, National Association (PNC Bank), and BlackRock Institutional Management Corporation ("BIMC", formerly known as PNC Institutional Management Corporation), an indirect majority-owned subsidiary of PNC Bank, BIMC manages the Fund's portfolio and serves as its administrative agent. The Fund pays BIMC, as investment adviser, an annual fee of .20% of the Fund's average net assets and 2% of the Fund's gross income.

   BIMC has agreed to reimburse the Fund to the extent that the aggregate expenses borne by the Fund in any fiscal year, exclusive of brokerage commissions, interest and taxes, exceed 1 1/2% of average net assets up to $30,000,000 and 1% of any excess. No such fee reimbursement was necessary during the six months ended June 30, 1999.

C. Purchases and sales of investment securities other than short term obligations for the period ended June 30, 1999 were $820,135 and $963,179, respectively.

D. Values for securities listed on a national securities exchange are based on the latest quoted sale prices on June 30, 1999. Securities not so listed or not traded on that date are valued at their most recent quoted bid prices or at prices determined by investment bankers or brokers. Short-term obligations are valued at amortized cost which approximates market value.

E. At June 30, 1999, net assets consisted of:

      Paid-in capital....................................   $31,102,858
      Undistributed net investment income................       208,115
      Accumulated net realized gain on investments.......        29,243
      Net unrealized appreciation of investments.........       704,890
                                                            -----------
      Total..............................................   $32,045,106
                                                            ===========

F. The "Total Investment Return" is based on a purchase (or sale) at the market price on the first (or last) day of the period assuming (i) no payment of any sales load or commissions and (ii) reinvestment of dividends and distributions at prices obtained by the Fund's Automatic Dividend Investment Plan.

                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.
                              One Aldwyn Center
                             Villanova, PA 19085
                               (610) 964-8882


                              BOARD OF DIRECTORS
                  ROBERT R. FORTUNE      G. WILLING PEPPER
               LANGHORNE B. SMITH       DAVID R. WILMERDING, JR.


                                   OFFICERS
                 ROBERT R. FORTUNE, Chairman and President
             EDWARD J. ROACH, Vice President and Treasurer
                         GARY M. GARDNER, Secretary


                              INVESTMENT ADVISER
                            BLACKROCK INSTITUTIONAL
                            MANAGEMENT CORPORATION
                             400 Bellevue Parkway
                             Wilmington, DE 19809


                                TRANSFER AGENT
                                 PNC BANK, N.A.
                                 c/o PFPC INC.
                                 P.O. Box 8950
                             Wilmington, DE 19899
                                (800) 852-4750
                          (302) 791-2748 (Delaware)


                  INDEPENDENCE SQUARE INCOME SECURITIES, INC.


                              Semiannual Report
                               to Shareholders
                                June 30, 1999